Exhibit 99.1

PRESS RELEASE

First Quarter 2009 Results

Record quarterly subscriber growth in a challenging environment;

EBITDA up 26% driven by continued strong business performance and Interkabel acquisition;

Free cash flow of €59 million, equivalent to 21% of revenue.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, April 29, 2009 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the first quarter ended March 31, 2009.

HIGHLIGHTS

              Record quarterly net additions for each of digital TV, broadband and fixed telephony resulting in aggregate organic net additional subscribers of 184,000 in Q1 2009;

              Continued strong demand for Telenet Digital TV across all of Flanders: record organic net additional subscribers in Q1 2009 of 107,000 to total of 716,000;

              Revenue of €286.3 million, up 16% versus prior year;

              EBITDA(2) of €149.2 million, up 26% versus prior year, yielding an EBITDA margin of 52.1%;

              Operating profit of €73.2 million, up 28%;

              Capital expenditures(3) of €74.2 million, including €33.5 million rental set top boxes following strong success of digital TV;

              Free Cash Flow(4) of €59.3 million, equivalent to 21% of revenue;

              Repayment of €65.0 million of outstanding Revolving Facility during Q1 2009;

              Net Senior Debt to EBITDA leverage down to 3.3x as of March 31, 2009 vs. 3.7x at December 31, 2008.

As of and for the three months ended	Mar 2009	Mar 2008	Change%

FINANCIAL HIGHLIGHTS (in € millions)

Revenue	286.3	247.1	16%
Operating Profit	73.2	57.2	28%
Net Profit, Excluding Losses on Derivatives (1)	22.9	7.3	215%
Net Profit (Loss)	8.6	(6.8)	n/a

Basic Earnings (Loss) Per Share (EUR)	0.08	(0.06)	n/a
Diluted Earnings (Loss) Per Share (EUR)	0.08	(0.06)	n/a

EBITDA (2)	149.2	118.7	26%
EBITDA margin %	52.1%	48.0%
Accrued Capital Expenditures (3)	74.2	45.9	62%
Accrued Capital Expenditures as % of revenue	26%	19%
Free Cash Flow (4)	59.3	34.6	71%

OPERATIONAL HIGHLIGHTS (in 000 serviced premises)

Total Cable TV	2,386	1,695	41%
Analog Cable TV	1,606	1,257	28%
Digital Cable TV (iDTV)	716	438	63%
Broadband internet	1,025	914	12%
Fixed telephony	665	572	16%
Mobile telephony	94	67	40%

Triple play customers	577	346	67%
Services per customer relationship (5)	1.71	1.63	5%
ARPU per customer relationship (€ / month) (5) (6)	33.6	32.1	5%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

(1)          Net profit (loss), excluding net losses on changes in fair values of derivative financial instruments as reported in Table 5.1.

(2)          EBITDA is defined as operating profit + depreciation and impairment + amortization + amortization of broadcasting rights + costs related to stock purchase and option plans.

(3)          Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.

(4)          Free Cash Flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.

(5)          Customer relationships are equal to the analog and digital basic cable TV subscribers. Subscribers and/or customer relationships on the Telenet PICs Network are included for Q1 2009 but excluded for Q1 2008.

(6)          Average monthly revenue (ARPU) per customer relationship is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue, installation fees, mobile telephony revenue and set top box sales) for the indicated period, divided by the average of the opening and closing customer relationships for the period.

Conference call – Telenet will host a conference call for institutional investors and analysts on April 30, 2009, at 3.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Press:	Jan de Grave	Stefan Coenjaerts
	VP Corporate Communications	Spokesman
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel	Christiaan Sluijs
Investors:	Director Investor Relations & Group Treasurer	Sr. Analyst Investor Relations
	vincent.bruyneel@staff.telenet.be	christiaan.sluijs@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 335 703

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2008 as well as the earnings releases and presentations related to the financial results of the first three months of 2009, have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our ability to successfully finalize the integration of the recently closed Interkabel Acquisition; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations and our ability to complete our proposed shareholder distribution in 2009 and to sustain or increase such distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The unaudited consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2008 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and will be made available on our website on April 30, 2009.

Non-GAAP measures – EBITDA, Free Cash Flow and Net Profit Excluding Losses on Derivatives are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on April 29, 2009, at 5.45pm CET.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

LETTER OF THE CHIEF EXECUTIVE OFFICER

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“We are pleased to see that our strategy built on the cornerstones of free cash flow generation, a customer-centric approach and growing our business has yet again resulted in a strong set of operational and financial results. During the first quarter of the year, we achieved record subscriber additions to all our core residential product lines thanks to the continued success of our new segmented bundles, the “Shakes”. These bundles provide our customers leading functionality, user convenience and consistently reliable products at a compelling price. On an aggregate basis, we added in total 184,000 subscribers to these products, of which Telenet Digital TV represented 107,000 net additions thanks to both strong uptake in our original footprint as well as in the footprint extension gained through last year’s Interkabel Acquisition. In addition, we achieved 40,000 net subscriber additions for broadband internet and 37,000 for fixed telephony. So far, we are fortunate to have not experienced any notable adverse impact from the challenging economic conditions and we continue to perform well in this strong competitive environment. However, we continue to keep a close eye on the evolution as we remain prudent for the remainder of the year ahead.

The ongoing substitution of our customer base to multiple play has translated into solid financial results. Our revenue increased by 16% and our EBITDA by 26%, partly driven by last year’s Interkabel Acquisition. Our first quarter EBITDA margin improved to 52.1% as a result of our continued efficiency improvements and operational gains from having an increasing proportion of our customers converging to triple play bundles. The strong success in digital TV resulted in higher rental set top boxes in our capital expenditures, but with a strong improvement in our EBITDA, we were still able to generate Free Cash Flow of €59 million, equivalent to 21% of revenue. This cash flow generation enabled us to repay a large portion of the drawn Revolving Facility and, alongside our growing EBITDA, resulted in our leverage ratio further decreasing from 3.7x at the end of 2008 to 3.3x at the end of March 2009.

For the remainder of the year, we are prudent but remain confident in our ability to further grow our competitive position in the broadband, fixed and mobile telephony and television markets and continue to see solid growth ahead in the coming years for all of our products, translating into further growth of our EBITDA and Free Cash Flow.”

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1                                     OPERATIONAL HIGHLIGHTS

IMPORTANT REPORTING CHANGES

Interkabel Acquisition. As of October 1, 2008, all multiple play statistics we have reported include data related to the Combined Network, i.e. including the Telenet PICs Network (as defined below), whereas up to October 1, 2008, all multiple play statistics related to the Telenet Network only. Since Telenet was unable to offer triple play packages and digital or analog television in the Telenet PICs Network prior to the transaction, multiple play statistics on the Combined Network will be lower compared to what we reported on the Telenet Network in prior quarters. However, for periods following the Interkabel Acquisition, we have included multiple play statistics on the Telenet Network only for comparative purposes in selected disclosures.

Reclassification of revenue from business coax products. As of January 1, 2009, all revenue from business subscribers to coaxial broadband internet and fixed telephony have been reallocated from Business services revenue to Residential broadband internet and Residential telephony revenue. The purpose of this reallocation is to match revenue with subscriber data since business subscribers to these coaxial products were already counted in the broadband internet and fixed telephony statistics. For comparative purposes, we have restated first quarter 2008 revenue as follows:

- Business services: €(6.1 million)

- Residential broadband internet: €5.1 million

- Residential fixed telephony: €1.0 million

OVERVIEW & MULTIPLE PLAY

Amid the current challenging economic and competitive climate, we were pleased to achieve record net additions for each of our three core residential product groups of broadband internet, fixed telephony and digital television. In aggregate, we added 184,000 subscribers to these three product groups during the first quarter of 2009, compared to 103,000 additions during the prior year period. The combination of strong individual product offerings and the appeal of our new segmented bundles, marketed as “Shakes”, were the main drivers behind this strong subscriber growth. In addition, latent demand for Telenet Digital TV in the Telenet PICs Network (the Interkabel area acquired October 1, 2008 defined as the “Interkabel Acquisition”) contributed to this positive trend. We also believe that in an environment where customers are increasingly focused on value, our Shakes-bundles represent a highly compelling set of options. Given that more of our new customers are immediately subscribing to a triple play bundle, we are enjoying the operational benefits of installing and servicing customers at higher levels of efficiency.

This combination of strong organic net additions to digital television, broadband and fixed telephony, together with the acquisition of 763,000 television subscribers from Interkabel in October last year (of whom 20,000 already subscribed to our PayTV service) resulted in our total subscriber base reaching 4,077,000 at the end of March 2009, compared to 3,181,000 a year earlier (excluding mobile telephony in both cases). Triple play customers reached 577,000 on the Combined Network, up 67% year-on-year, primarily due to the addition of the triple play subscribers on the Telenet PICs Network. As of March 31, 2009, 24% of our customer relationships subscribed to at least three products, compared to 21% on the Telenet Network a year ago. Our ratio of services per customer relationship continued to climb to 1.73 as of March 31, 2009 on the Telenet Network and to 1.71 on the Combined Network. The slightly higher triple play statistics on the Telenet Network as compared to the Combined Network is due to the fact that prior to the closing of the Interkabel Acquisition, Telenet was unable to offer triple play bundles in the Telenet PICs Network region.

ARPU PER CUSTOMER RELATIONSHIP

Our ARPU per customer relationship increased to €33.6 across the Combined Network in the first quarter of 2009. For comparative purposes, pro-forma ARPU per unique customer relationship on the Telenet Network only increased by 10% to €35.1 for the first quarter of 2009, up from €32.1 for the same quarter prior year. This ARPU growth has resulted from increasing services per unique customer relationship on the one hand, and subscribers migrating from analog to digital television thereby generating an average ARPU of more than double the analog base fee on the other hand.

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1.1       BROADBAND INTERNET

SUBSCRIBER BASE

During the first quarter of 2009, our total broadband internet subscribers passed the 1 million milestone, reaching 1,025,000 as of March 31, 2009, an increase of 112,000 or 12% compared to a year earlier. Broadband internet reached a penetration ratio of 37% of homes passed in the Combined Network. With 40,000 net additions during the first quarter, we achieved the highest quarterly net additions for broadband internet, despite our steadily increasing broadband penetration, intensified competition and a weakening economic climate. We attribute these strong results to the attractive pricing and the positive perception of the reliability and leading speed of our broadband products over cable. For the first quarter of 2009, churn(1) in this service was 7.6%, an improvement to both the 8.4% recorded in the first quarter of 2008 and the 8.3% recorded in the prior quarter.

REVENUE

We have maintained a goal to constantly upgrade the product specifications of our broadband products to underline our speed leadership, best value for money and the reliability of cable versus competitive offers. During 2008 we increased both the downstream and upstream capacity of all of our broadband tiers and introduced new variations of our broadband products through our Shakes, offering customers a higher downstream capacity than the stand-alone products. The majority of our broadband customer base or 78%, subscribes to a broadband product with a download speed between 12 MBps and 25 MBps. With rising broadband penetration and the various internet product improvements in our new bundled offerings, we have observed, as expected, a shift in the proportion of our new customers opting for a lower-tier broadband product. However, at the same time we have a higher ARPU from these customers through their subscription to a triple play bundle. In line with our expectations therefore, these trends had a moderate impact on the composition of our broadband internet revenue.

The strong growth in our broadband internet subscriber base, slightly offset by the impact of increased bundling discounts and the higher share of lower-tier products, resulted in broadband internet revenue of €98.0 million for the first quarter of 2009, up by 6% from €92.7 million for the prior year period.

1.2       TELEPHONY

SUBSCRIBER BASE – FIXED TELEPHONY

We ended the first quarter of 2009 with 665,000 fixed telephony subscribers. Compared to the prior year, our fixed telephony subscriber base grew by 93,000 or 16%, reaching a penetration rate of 24% of homes passed in the Combined Network. Churn for the first quarter of 2009 was 7.4%, down from 8.6% in the prior year period and from 8.2% in the previous quarter. Our Shakes bundles and the newly introduced FreePhone Europe flat fee rate plan continued to drive rapid subscriber growth, resulting in record quarterly net additions to fixed telephony of 37,000 for the first quarter. We believe that the reliability and competitive pricing of this voice connection, particularly as part of a bundle, will remain a cornerstone of future growth in the fixed telephony business.

SUBSCRIBER BASE – MOBILE TELEPHONY

Our mobile telephony service gained a net 7,000 subscribers during the first quarter of 2009 to reach a total of 94,000 mobile subscribers by the end of March 2009. These mobile services were primarily sold to existing customers as part of a bundle and hence this growth continues to be achieved without incurring any incremental marketing cost. This moderate growth is a result of our current focus on fixed products until the introduction of the full-MVNO agreement with Mobistar (see Full Year 2008 Earnings Release for

(1) Churn is calculated as total product disconnects during the quarter, divided by the average subscriber base at the beginning of the quarter and at the end of the quarter, multiplied in the case of the quarterly churn calculation by four to achieve the annualized result.

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more information), which will expand and enhance our mobile offering and improve the financial impact on our business.

REVENUE

In line with our expectations, we continued to experience downward pressure on our fixed telephony revenue due to two recurring factors: firstly, the addition of new subscribers on competitively priced bundled and flat-rate tariffs, and secondly, the negative impact of our required adoption of the new regulatory framework, through which we incur reduced fixed line termination rates to our network. This framework towards near reciprocity in interconnect charges with the incumbent’s reference rate was implemented in 2007 and ends in 2009. In the first quarter of 2009, we incurred a termination rate decrease of 55% versus prior year, with a negative impact on our revenue of approximately €2.3 million. Despite these factors, solid growth in our fixed telephony subscriber base and the increase in mobile telephony revenue generated overall telephony revenue of €53.3 million in the first quarter of 2009, which is flat versus the €53.1 million for the prior year period.

1.3       TELEVISION

1.3.1     DIGITAL & PREMIUM TELEVISION

SUBSCRIBER BASE

As of March 31, 2009, we reported a total of 780,000 subscribers to our digital television services, including 716,000 subscribers to the Telenet Digital TV product and 64,000 subscribers to the INDI digital TV service following the Interkabel Acquisition. We achieved record quarterly net subscriber additions to our digital TV product of 107,000 during the first quarter of 2009, and with the benefit of this strong result, increased our digital TV subscriber base organically by 278,000 or 63% compared to March 2008.

The strong progress in our subscriber additions were particularly driven by the combination of the successful launch of our Telenet Digital TV platform in the Telenet PICs Network in mid-October 2008 and by the accelerated uptake on the Telenet Network. Among our record net digital subscriber additions of 107,000 in our first quarter, the vast majority of new subscribers rented the high-end High Definition (HD) set top box with Personal Video Recording (PVR) capability.

Looking at our overall cable television subscriber base on the Combined Network at the end of March 2009, 33% watched digital TV through either a Telenet Digital TV or INDI set top box. On the Telenet Network alone, almost 38% of our television customers now have Telenet Digital TV, which was launched in September 2005.

In addition to the digital TV platforms described above, we also have 13,000 subscribers to premium analog PayTV service delivered through an alternative platform which is only available on the Telenet PICs Network. Over time, we expect these subscribers to migrate to the Telenet Digital TV platform.

SERVICES

Our total video-on-demand transactions increased by 59% for the first quarter of 2009 compared to the corresponding prior year period and registered almost 7 million video-on-demand transactions in the quarter. Average monthly transactions per user remained stable at 3.4 for the first quarter of 2009 compared to the prior year period, despite the accelerated growth rate and deeper product penetration. The strong uptake of the high-end HD and PVR-enabled set top boxes contributes to a positive boost to our recurring monthly set top box rental fees. The other contributors to our digital TV revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME and interactive services.

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REVENUE

Total premium television revenue generated by our Telenet Digital TV, INDI and PayTV customers reached €25.6 million for the first quarter of 2009, up from €17.8 million for the prior year period, an increase of 44%. This revenue is in addition to basic TV subscription revenue as described below.

1.3.2     BASIC CABLE TELEVISION

SUBSCRIBER BASE

Subscribers to both basic analog and digital television services reached a total of 2,386,000 at the end of March 2009, compared to 1,695,000 at the end of March 2008. This growth is attributable to the subscribers on the Telenet PICs Network which we acquired in 2008, slightly offset by a net organic decrease of 16,000 basic cable TV subscribers during the first quarter of 2009 on the Combined Network. This subscriber loss is in line with our expectations amid increased competition from other digital television and satellite providers. Our basic cable TV penetration of homes passed was 86% in the Combined Network at the end of the first quarter of 2009.

REVENUE

The revenue impact from reduced basic cable subscribers was more than offset by the impact of the Interkabel Acquisition, and to a lesser extent, the increase of the basic TV subscription fee as of February 2009. Since our price increase is not retroactive and only becomes effective when a subscriber receives a new invoice, and because a large portion of our basic TV subscriber base receive an annual invoice, this price increase will contribute to increased basic cable ARPU through February 2010. These factors resulted in total basic TV revenue for the first quarter of 2009 of €79.5 million compared to €54.9 million for the prior year period.

1.4       TELENET SOLUTIONS

Our business service division continued to deliver top line growth during the first quarter of 2009, notwithstanding the difficult economic and competitive environment this division operates in. Through our segmented approach in offering coaxial and fiber based products for voice, data and internet services, we achieved revenue for the first quarter of 2009 of €19.8 million, up 4% on the prior year period. This growth rate was impacted by the migration of a large fiber access wholesale contract in southern part of Belgium to the Walloon cable companies. Based on the profiles of our customers, we believe our business services division has limited exposure to cyclical businesses and to date we have seen only a minimal impact from the current economic conditions. During the first quarter, we continued to be successful in offering our IP-VPN and coax-based product portfolio to new customers. Nevertheless, we remain prudent and do not underestimate the highly competitive and price sensitive environment in which our business-to-business division is operating.

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2       FINANCIAL HIGHLIGHTS

PERFORMANCE CHECKLIST FIRST QUARTER 2009:

We met or exceeded all targets set out in our 2009 outlook announced in February 2009 as follows:

	Outlook 2009	Q1 2009

Revenue growth	> 12%	16%

EBITDA growth	> 12%	26%

Capital expenditures(1)	~ €230 m	€40.7 m

Free Cash Flow	Improve vs. 2008	✓

(1) Accrued capital expenditures, excluding rental set top boxes.

2.1        REVENUE

Our revenue for the first quarter of 2009 was €286.3 million, an increase by 16% compared to the €247.1 million in the prior year period. This progress was primarily attributable to subscriber growth in digital TV, residential broadband internet, fixed telephony, as well as from revenue growth in our business service division. In addition, we consolidated the acquired Interkabel cable television activities as of October 1, 2008, which contributed €24.2 million to our first quarter revenue growth. Excluding the effect of the Interkabel Acquisition, we reported an organic revenue increase of 6.1%.

These revenue growth factors were partially offset by moderate price pressure on our broadband internet and fixed telephony ARPUs and the impact of the regulated decline in our fixed line termination rates. Growth in premium cable television revenue of €7.8 million or 44%, was the largest overall contributor to our revenue growth, delivering almost half of the total organic revenue increase versus the first quarter of 2008. This growth reflects the continued strong uptake of our digital TV product. Our broadband internet revenue increased by 6%, as strong subscriber growth was partly mitigated by the uptake being more concentrated in bundles. Telephony revenue remained flat due to a combination of continued downwards price trends resulting from an increasing share of free outbound fixed calls and the regulatory-driven reduction of our fixed termination rates by approximately 55%. The latter negatively impacted our fixed telephony revenue by €2.3 million without which, telephony revenue would have increased by 4%. Our strong growth in fixed telephony subscribers and continued progress in mobile telephony compensated for these reductions and therefore resulted in a flat revenue. Our business services division, Telenet Solutions, delivered 4% revenue growth in a challenging business climate.

Our reported premium cable television revenue excludes sales of digital TV set top boxes, which are classified under “Distributors/Other” while set top box rentals are included within the recurring premium cable television revenue. In the first quarter of 2009 the number of set top box sales was limited, generating €0.5 million compared to €3.6 million for the prior year period. This decrease is predominantly attributable to the shift to set top box rentals, which generate recurring revenue under the form of a monthly rental fee, as opposed to the one-time revenue from set top boxes sales. The remaining €9.6 million of the total €10.1 million of “Distributors/Other” revenue represents revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites.

2.2        EXPENSES

Total operating expenses for the first quarter of 2009 rose 12% to €213.1 million from €189.9 million a year ago. This increase included increases in operating expenses, other than depreciation and amortization, of €12.9 million and increases in depreciation and

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amortization of €8.2 million that are both attributable to the Interkabel Acquisition. Excluding the Interkabel Acquisition, we reported an organic expense increase of 1.1%. Compared to our full year revenue growth rate, expenses increased at a much lower pace thanks to the operational efficiency improvements achieved in our sales, customer care and repair divisions and a strict control of our overhead expenses.

•                  Employee benefits amounted to €28.3 million for the first quarter of 2009, a decline of 8% due to lower headcount and a one-off positive impact for compensation benefits resulting from a reduction of certain accruals, partially offset by a general wage adjustment by the consumer price index of 4.5%.

•                  Depreciation and amortizations reached €75.6 million for the first quarter of 2009, which represents an increase of 27% compared to the prior year period. This increase can be attributed to the depreciation of the capital lease and intangible assets acquired in the Interkabel Acquisition of €8.2 million and a larger share of capital expenditures being represented by set top boxes, which are depreciated in a shorter timeframe than our network assets.

•                  Network operating and service costs totaled €81.0 million, an increase of 12% year-on-year, which is primarily attributable to the Interkabel Acquisition. In addition, we saw an increase in call center capacity, rising copyright, content costs and interconnect termination fees and other network operating costs, reflecting the continued rapid growth of our subscriber base. On the other hand, various process improvements and platform upgrades of our digital TV product generated a favorable impact on our customer service costs.

•                  Advertising, sales and marketing rose by 14% to €15.2 million for the first quarter of 2009 as a result of the significantly higher sales volumes achieved in the quarter.

•                  Other costs reached €12.6 million, up by 8% year-on-year reflecting an increase in business-supporting corporate advisory and legal fees.

As a percentage of total revenue, our total operating expenses declined by 3 percentage points year-on-year, to 74%.

2.3       EBITDA AND OPERATING PROFIT

EBITDA increased by 26% on a year-on-year basis to €149.2 million for the first quarter of 2009, from €118.7 million the prior year period. This represents an EBITDA margin of 52.1% compared to 48.0% the prior year, an improvement of 4.1 percentage points. This is primarily the result of our continued focus on process improvements, efficient customer service, the shift to a set top box rental model and disciplined cost control. Excluding the impact from the Interkabel Acquisition, our EBITDA increased organically by 16% year-on-year.

The combination of strong EBITDA growth and an increase in depreciation and amortization, led to an operating profit of €73.2 million for the first quarter of 2009 as compared to €57.2 million for the first quarter of 2008, an increase of 28%.

2.4       NET RESULT

Between our operating result and net result, we included interest expenses, the impact of changes in the fair value of our interest hedging instruments and income taxes.

FINANCE COSTS

Net finance costs were €47.8 million for the first quarter of 2009 compared to €51.1 million for the prior year period, representing the combined effect of lower interest expenses and an increased negative impact from changes in the fair value of our interest rate hedges.

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Finance income

Finance income for the first quarter of 2009 was €0.3 million, down versus the €1.1 million we reported last year. This decrease is primarily attributable to lower interest rates and a lower average cash balance as excess cash was used to repay a portion of the Revolving Facility.

Interest expenses

Our net interest expenses for the first quarter of 2009 totaled €33.8 million, down from the €38.1 million for the prior year period. This decrease is primarily attributable to the lower EURIBOR interest rate, which sets the base for our total interest expenses on our Senior Credit Facility. This decrease was partially offset by additional interest expenses of €3.0 million on the capital lease as a result of the Interkabel Acquisition.

Net gains or losses on changes in fair value of derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and differences in fair value are reflected in our income statement. These changes in fair value do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first quarter of 2009, the change in the fair value of our interest rate derivatives yielded a loss of €14.3 million, compared to a loss of €14.1 million in the prior year period. These changes in fair value are largely the consequence of changes in the 3 month-EURIBOR interest rate curve through the maturity dates of these instruments.

INCOME TAX EXPENSES

For the first quarter of 2009, we recorded income tax expenses of €16.8 million, compared to €12.9 million in the prior year period, reflecting the increasing profitability of our legal entity Telenet NV. Since Belgium does not apply tax consolidation rules, tax expenses within individual group entities cannot be correlated to the consolidated net income of Telenet Group Holding NV. During the first quarter of 2009, the majority of our income tax expenses are deferred tax expenses, which do not have any current cash consequences.

NET INCOME

We recorded a net profit of €8.6 million for the first quarter of 2009, including the loss of €14.3 million from the change in fair value of our interest rate hedges, without which we would have recorded a net profit of €22.9 million. In the prior year, we reported net loss of €6.8 million, including a €14.1 million loss from the change in fair value of our interest rate hedges, without which we would have recorded a net profit of €7.3 million. Excluding these losses from our interest rate hedges in both years, the increase in net income was primarily a result of our underlying operating improvements and lower interest expenses.

2.5    CASH FLOW AND LIQUIDITY

NET CASH FROM OPERATING ACTIVITIES

Net cash provided by operating activities increased to €135.4 million for the first quarter of 2009, from €101.4 million in the prior year period. This increase is mainly the combination of growth in our EBITDA, stable working capital movements and lower cash interest expenses. However, under certain interest rate hedging instruments, we already received a portion of the cash interest amounts during the first quarter of 2009 totaling to €6.1 million, while the offsetting, payable leg will be incurred in the second quarter of 2009.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was €76.5 million for the first quarter of 2009, compared to €71.4 million in the prior year period. This increase primarily reflects higher cash capital expenditures resulting from the strong success of our digital TV rental boxes offering.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

FREE CASH FLOW

We generated Free Cash Flow of €59.3 million for the first quarter of 2009, compared to €34.6 million for the first quarter of 2008. This increase is primarily the result of a strong improvement in our EBITDA and lower cash interest expenses, partially offset by higher cash capital expenditures. Free Cash Flow as a percentage of revenue was 21% compared to 14% a year ago.

NET CASH USED IN FINANCING ACTIVITIES

Net cash used in financing activities was €74.6 million for the first quarter of 2009, compared to €7.4 million for the prior year period. In the first quarter of 2009, we used €65.0 million of excess cash to repay most of the outstanding balance of our Revolving Facility, from which we drew €85.0 million in 2008 to fund a portion of the Interkabel Acquisition. The remainder of the cash used in financing activities included lease repayments, the annuity fee paid in connection with the existing usage rights for broadband and fixed telephony on the Telenet PICs Network for €5.7 million and the €3.2 million scheduled repayment of the new Telenet PICs Network capital lease following the Interkabel Acquisition.

As of March 31, 2009, we held €50.0 million of cash and cash equivalents, compared to €65.6 million as of December 31, 2008, reflecting the partial repayment of the Revolving Facility of €65.0 million, offset by the improved Free Cash Flow.

LEVERAGE RATIO AND AVAILABILITY OF FUNDS

As of March 31, 2009, the outstanding balance of our Senior Credit Facility and outstanding cash balance generated a net senior debt leverage ratio of 3.3x EBITDA(2), down from 3.7x EBITDA at December 31, 2008, and significantly below the covenant of 6.25x and the availability test of 5.0x. Under the Senior Credit Facility, we have access to additional committed Term Loan B2 and Revolving Facility loan capacity of €380.0 million, subject to compliance with the above covenants, with availability up to and including June 30, 2009 and June 30, 2014, respectively, pursuant to the amendment to the Senior Credit Facility of May 23, 2008. On April 28, 2009, Fitch Ratings has upgraded our Issuer Default Rating to BB from BB-.

2.6       CAPITAL EXPENDITURES

Accrued capital expenditures were €74.2 million for the first quarter of 2009, representing 26% of revenue, and included €33.5 million of set top box expenditures which accounted for 45% of total capital expenditures. The high proportion of rental set top boxes in our accrued capital expenditures was due to the strong success of Telenet Digital TV and a strong customer preference for the more expensive HD PVR-enabled set top box. Our set top box capital expenditures represent an upfront investment and generate a return in the form of monthly recurring rental fees.

In addition to the rental set top boxes, 17% of our total accrued capital expenditures were related to installations and customer equipment and 18% to network growth and expansions, such as the 600 MHz network bandwidth upgrade project and various investments to accommodate our increased subscriber base and broadband speed requirements. This implies that approximately 80% of our accrued capital expenditures are scalable or subscriber related. The remainder represents refurbishments and replacements of network equipment, television content acquisition costs and investments in our IT-platform and systems.

By comparison, for the first quarter of 2008, accrued capital expenditures were €45.9 million, representing 19% of revenue, including €8.7 million of set top box expenditures. Capital expenditures excluding rental set top boxes slightly declined year-on-year. However, in the second quarter of 2009, we plan to launch our Pulsar Project, thereby expanding our digital and interactive network bandwidth by gradually splitting

(2) Calculated as per Senior Credit Facility definition, using net senior debt divided by last two quarters’ annualized EBITDA, including stock-based compensation.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

the optical nodes which bridge our fiber optic and coax networks. In the third quarter of 2009, we plan to start the implementation of our mobile switch center following the Full-MVNO agreement with Mobistar.

3       OUTLOOK AND OTHER INFORMATION

3.1       OUTLOOK FOR THE YEAR 2009

Having completed the first quarter of 2009, we are pleased to re-affirm our full year 2009 outlook. It should be noted that our first quarter is typically a seasonally strong operational and financial quarter and therefore, should not be extrapolated for the remainder of the year. For 2009 and beyond, our objective is to ensure that our products remain market leaders in their segment at a compelling price, delivered with outstanding service to every customer. We remain especially cautious about the continued competitive environment and increased potential adverse trends from a further economic slowdown. Notwithstanding these circumstances, we remain confident that 2009’s full year results will deliver significant value to shareholders in line with earlier indications. Therefore we reiterate our outlook for the full year of 2009:

Outlook FY 2009

Revenue growth	in excess of 12% (i.e. €1,141+)

EBITDA growth	in excess of 12% (i.e. €566m+)

Capital expenditures(1)	around €230 million

Free Cash Flow	improve vs. 2008

(1) Including capital lease additions, but excluding rental set top boxes

It should be noted that rental set top boxes were estimated around €70 million in our initial full year outlook, but could materially differ based on actual uptake of Telenet Digital TV. Given the strong success in the first quarter, we believe that this estimate for the full year should be increased to approximately €100 million. Despite such higher anticipated capital expenditures, we remain confident that our Free Cash Flow for the full year of 2009 will improve versus 2008.

3.2       DIVIDEND POLICY — SHAREHOLDER DISTRIBUTIONS

Our primary objective is to maintain sufficient resources and flexibility to meet our financial and operational requirements and at the same time, we will continuously seek ways to create shareholder value through solid growth in our business operations. For fiscal year 2008, the Board of Directors of Telenet will propose a shareholder disbursement of €0.50 per share, corresponding to a total distributable amount of €55.1 million. This distribution has been based on our Free Cash Flow forecasts and an assessment of our underlying business performance, accretive organic or external business opportunities, the competitive and economic climate and our ability to repay our debt autonomously.

Since certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make regular dividend payments or perform share buy-backs until certain minimum reserves are attained, the disbursement in 2009 will be executed as a capital reduction, which is not subject to applicable withholding taxes.

A final decision on the shareholder remuneration and payout date will be voted upon at our annual general meeting of shareholders (AGM) on May 28, 2009.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

3.3       SUBSEQUENT EVENTS

There were no subsequent events between March 31, 2009 and April 29, 2009.

3.4       PROCEDURES OF THE INDEPENDENT AUDITOR

The statutory auditors, KPMG Bedrijfsrevisoren — Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim Financial Information as of and for the three month period ended March 31, 2009, included in this press release.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

4       Telenet Group Holding NV – Selected EU GAAP

          consolidated statement of operations detail

As of and for the three months ended	Mar 2009	Mar 2008	Change %

Premises serviced (in thousands)

Homes passed - Telenet Network	2,775	1,924	44%
Homes passed - Partner Network	-	826	n/a

Television
Analog Cable TV
Analog Cable TV	1,593	1,234	29%
PayTV on Partner Network	13	23	-43%
Total Analog Cable TV	1,606	1,257	28%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	716	438	63%
Digital Cable TV (INDI)	64	-	n/a
Total Digital Cable TV	780	438	78%

Total Cable TV	2,386	1,695	41%

Internet
Residential Broadband Internet	993	882	13%
Business Broadband Internet	32	32	0%
Total Broadband Internet	1,025	914	12%

Telephony
Residential Telephony	655	563	16%
Business Telephony	10	9	11%
Total Telephony	665	572	16%

Mobile telephony (active customers)	94	67	40%

Total Premises Serviced (excl. Mobile)	4,077	3,181	28%

Churn

Basic cable television	8.8%	7.8%
Broadband internet	7.6%	8.4%
Telephony	7.4%	8.6%

Customer relationship information on Combined Network (*)

Triple play customers	577	346	67%
Total customer relationships (in thousands)	2,386	1,695	41%
Services per customer relationship	1.71	1.63	5%
ARPU per customer relationship (in € / month)	33.6	32.1	5%

(*) Subscribers and/or customer relationships on the Telenet PICs Network are included for 2009, but excluded for 2008.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

5       Telenet Group Holding NV — Selected EU GAAP condensed

consolidated interim financial statements

5.1       EU GAAP condensed consolidated interim income statement (unaudited)

(€ in millions, except shares and per share	For the three months ended
amounts)	March 31,
	2009	2008	% Change

Revenue

Basic cable television	79.5	54.9	45%
Premium cable television	25.6	17.8	44%
Distributors / other	10.1	9.5	7%
Residential broadband internet	98.0	92.7	6%
Residential telephony	53.3	53.1	0%
Business services	19.8	19.1	4%

Total Revenue	286.3	247.1	16%

Expenses

Cost of services provided	(163.4)	(143.8)	14%

Gross Profit	123.0	103.3	19%

Selling, general & administrative expenses	(49.7)	(46.1)	8%

Operating profit	73.2	57.2	28%

Finance income	0.3	1.1	-69%
Finance expenses	(48.1)	(52.1)	-8%
Net interest expenses	(33.8)	(38.1)	-11%
Net loss on changes in fair values of derivative financial instruments	(14.3)	(14.1)	2%
Net Finance expenses	(47.8)	(51.1)	-7%

Share of the loss of equity accounted investees	(0.1)	(0.1)	134%

Profit before income taxes	25.4	6.1	315%

Income tax expense	(16.8)	(12.9)	30%

Profit (loss) for the period	8.6	(6.8)	n/a

EBITDA	149.2	118.7	26%
margin %	52.1%	48.0%

Weighted average shares outstanding	110,299,104	109,376,275
Basic earnings (loss) per share	0.08	(0.06)
Diluted earnings (loss) per share	0.08	(0.06)

Expenses by Nature

Employee benefits	28.3	30.9	-8%
Share based compensation	0.4	1.8	-80%
Depreciation	59.1	45.4	30%
Amortization	13.9	12.0	16%
Amortization of broadcasting rights	2.5	2.3	11%
Network operating and service costs	81.0	72.5	12%
Advertising, sales and marketing	15.2	13.4	14%
Other costs	12.6	11.6	8%

Total Expenses	213.1	189.9	12%

Certain comparative amounts in the 2008 income statement under the revenue section have been reclassified for purposes of more appropriate comparison between the figures of the reported period for the current year and the previous year. Please refer to comments on page 4, section 1 “Reclassification of revenue from business coax products” for more details.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

5.2        EU GAAP Condensed consolidated interim income statement (unaudited)

(€ in millions, except per share amounts)	For the three months ended
	March 31,
	2009	2008	% Change

Revenue	286.3	247.1	16%
Cost of services provided	(163.4)	(143.8)	14%

Gross Profit	123.0	103.3	19%

Selling, general & administrative expenses	(49.7)	(46.1)	8%

Operating profit	73.2	57.2	28%

Net Finance expenses	(47.8)	(51.1)	-7%

Share of the loss of equity accounted investees	(0.1)	(0.1)	134%

Profit before income taxes	25.4	6.1	315%

Income tax expense	(16.8)	(12.9)	30%

Profit (loss) for the period	8.6	(6.8)	n/a

Basic earnings (loss) per share	0.08	(0.06)
Diluted earnings (loss) per share	0.08	(0.06)

5.3        EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2009	2008	% Change

Cash flows provided by operating activities	135.4	101.4	33%
Cash flows used in investing activities	(76.5)	(71.4)	7%
Cash flows used in financing activities	(74.6)	(7.4)	905%

Net increase (decrease) in cash and cash equivalents	(15.6)	22.6	n/a

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2009

5.4       EU GAAP Condensed consolidated interim balance sheets (unaudited)

	Mar 31,	Dec 31,	Change
(€ in millions)	2009	2008

ASSETS
Non-current Assets:
Property and equipment	1,292.5	1,286.1	6.4
Goodwill	1,186.3	1,186.3	0.0
Other intangible assets	350.0	357.8	(7.8)
Deferred tax assets	0.0	0.0	0.0
Derivative financial instruments	7.7	14.9	(7.2)
Other assets	3.1	1.5	1.6
Total non-current assets	2,839.6	2,846.6	(7.0)

Current Assets:
Inventories	2.5	4.1	(1.6)
Trade receivables	65.2	67.8	(2.5)
Derivative financial instruments	0.2	0.2	(0.1)
Other current assets	39.8	38.4	1.4
Cash and cash equivalents	50.0	65.6	(15.6)
Total current assets	157.7	176.1	(18.4)

TOTAL ASSETS	2,997.3	3,022.7	(25.4)

EQUITY AND LIABILITIES
Equity:
Share capital	1,089.6	1,089.6	0.0
Share premium and other reserves	898.9	898.0	0.9
Retained loss	(1,808.9)	(1,817.4)	8.6
Total equity	179.6	170.2	9.4

Non-current Liabilities:
Loans and borrowings	2,218.0	2,282.1	(64.1)
Derivative financial instruments	19.2	14.9	4.2
Deferred revenue	10.2	10.7	(0.5)
Deferred tax liabilities	33.6	16.8	16.8
Other liabilities	44.4	47.3	(2.9)
Total non-current liabilities	2,325.4	2,371.9	(46.5)

Current Liabilities:
Loans and borrowings	34.6	34.5	0.1
Trade payables	65.8	45.4	20.4
Accrued expenses and other current liabilities	263.2	266.0	(2.8)
Deferred revenue	120.5	129.4	(8.9)
Derivative financial instruments	8.2	5.3	2.8
Total current liabilities	492.3	480.7	11.6

Total liabilities	2,817.7	2,852.6	(34.9)

TOTAL EQUITY AND LIABILITIES	2,997.3	3,022.7	(25.4)

17

As of and for the three months ended	Mar 2009	Mar 2008	Change%

FINANCIAL HIGHLIGHTS (in € millions)

Revenue	286.3	247.1	16%
Operating Profit	73.2	57.2	28%
Net Profit, Excluding Losses on Derivatives (1)	22.9	7.3	215%
Net Profit (Loss)	8.6	(6.8)	n/a

Basic Earnings (Loss) Per Share (EUR)	0.08	(0.06)	n/a
Diluted Earnings (Loss) Per Share (EUR)	0.08	(0.06)	n/a

EBITDA (2)	149.2	118.7	26%
EBITDA margin%	52.1%	48.0%
Accrued Capital Expenditures (3)	74.2	45.9	62%
Accrued Capital Expenditures as% of revenue	26%	19%
Free Cash Flow (4)	59.3	34.6	71%

OPERATIONAL HIGHLIGHTS (in 000 serviced premises)

Total Cable TV	2,386	1,695	41%
Analog Cable TV	1,606	1,257	28%
Digital Cable TV (iDTV)	716	438	63%
Broadband internet	1,025	914	12%
Fixed telephony	665	572	16%
Mobile telephony	94	67	40%

Triple play customers	577	346	67%
Services per customer relationship (5)	1.71	1.63	5%
ARPU per customer relationship (€ / month) (5) (6)	33.6	32.1	5%

As of and for the three months ended	Mar 2009	Mar 2008	Change%

Premises serviced (in thousands)

Homes passed - Telenet Network	2,775	1,924	44%
Homes passed - Partner Network	-	826	n/a

Television
Analog Cable TV
Analog Cable TV	1,593	1,234	29%
PayTV on Partner Network	13	23	-43%
Total Analog Cable TV	1,606	1,257	28%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	716	438	63%
Digital Cable TV (INDI)	64	-	n/a
Total Digital Cable TV	780	438	78%

Total Cable TV	2,386	1,695	41%

Internet
Residential Broadband Internet	993	882	13%
Business Broadband Internet	32	32	0%
Total Broadband Internet	1,025	914	12%

Telephony
Residential Telephony	655	563	16%
Business Telephony	10	9	11%
Total Telephony	665	572	16%

Mobile telephony (active customers)	94	67	40%

Total Premises Serviced (excl. Mobile)	4,077	3,181	28%

Churn

Basic cable television	8.8%	7.8%
Broadband internet	7.6%	8.4%
Telephony	7.4%	8.6%

Customer relationship information on Combined Network (*)

Triple play customers	577	346	67%
Total customer relationships (in thousands)	2,386	1,695	41%
Services per customer relationship	1.71	1.63	5%
ARPU per customer relationship (in € / month)	33.6	32.1	5%